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                                                                     EXHIBIT 3.1


    AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS, CHANGE IN FISCAL YEAR

     On August 8, 2005, the Company's Board of Directors resolved that
Section 1.01 of the Amended and Restated Bylaws of Medical Properties Trust, Inc. be amended by deleting the proviso in the second sentence thereof and inserting in lieu and instead thereof the following; "provided, however, that the 2005 annual meeting shall be held at such time and on such date during October 2005 as is determined by the Board of Directors."